SPECTRAL CAPITAL CORPORATION

DEFINITIVE ACQUISITON AGREEMENT

This Definitive Acquisition Agreement (this “Agreement”) is made and entered into as of December 15, 2024 (the “Effective Date”) by and between Spectral Capital Corporation, a Nevada corporation (the “Company” or “Spectral”), Verdant Quantum OÜ, an Estonian Company (“Verdant”) and Moshik Cohen (“Inventor”) (each herein referred to individually as a “Party,” or collectively as the “Parties”).

The Company desires to acquire certain intellectual property developed by Inventor and his team members and owned by Verdant and Inventor desires to become an officer of the Company after this acquisition.  Therefore, the Parties agree as follows:

1.Transfer of Intellectual Property.

Concurrently with the execution of this Agreement or immediately thereafter, Inventor agrees to cause to be transferred or represents that he has caused to be transferred the intellectual property identified as Exhibit A attached hereto related to plasmonics (the “IP”) to Verdant free of any liens, encumbrances or other impediments to free and exclusive use.

2.Acquisition.

Spectral agrees to acquire the IP from Verdant in exchange for 10,000,000 common shares of Spectral (the “Shares”) to be delivered within 30 days of the execution of this Agreement to Verdant.  The Shares shall be subject to a lock up agreement that provides that the shares be restricted from trading for a period of 36 months and that, thereafter, the shares be sold only within trading windows approved by the Company’s board of directors.  An initial window will be opened within 6-12 months that will allow Verdant to sell up to 100,000 shares, with a liquidity target of around $2,000,000.  The Board of the Company may release shares from lock up before this time in its sole discretion.

3.Officer and Subsidiary

The Inventor shall become the Chief Technology Officer of the Company and the Chief Executive Officer of a newly formed Israeli subsidiary of the Company (“Verdant IL”).  At January 31, 2025, the Company shall begin paying Inventor an annual salary of $240,000, with potential to earn quarterly cash bonuses on mutual agreement with a total annual cash compensation target of $1,000,000. Immediately upon execution of this agreement, the Company shall request that the board issue and 2,000,000 options to purchase shares in the Company vesting monthly over 4 years.  Within 30 days of the Company’s listing on the NASDAQ or NYSE (“Listing”), the Company shall invest $25 million into Verdant IL on a milestone basis with a budget determined by mutual agreement between the Chairman of the Company and the Inventor.

4.Term and Termination

This Agreement is intended to be binding between the Parties and can only be cancelled by mutual agreement or unless, upon technical due diligence, the Company determines that the IP is not viable within a period of 90 days from the execution of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

INVENTORSPECTRAL CAPITAL CORPORATION

By: By:___________________________________

Name: _____________Jenifer Osterwalder, Chief Executive Officer

VERDANT QUANTUM, OÜ

By:___________________________________

Sean Michael Brehm,  President

EXHIBIT A

AS PER THE CONFIDENTIAL TRADE SECRET INTELLECTUAL PROPERTY CONVEYANCE SIGNED BETWEEN THE PARTIES ON DECEMBER 15, 2024